Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

LightPath Technologies, Inc.

Orlando, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 relating to the Amended and Restated LightPath Technologies, Inc. Omnibus Incentive Plan of our report dated September 26, 2008, relating to the consolidated financial statements of LightPath Technologies, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Cross, Fernandez & Riley, LLP
Cross, Fernandez & Riley, LLP Orlando, Florida

November 4, 2008